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                                   FORM 8-K/A
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

               Date of Report  (Date of earliest event reported):
                               November 14, 1997

                          Commission File No.: 0-14685




                              GENICOM CORPORATION
             (Exact name of registrant as specified in its charter)



                 DELAWARE                          51 - 0271821
     (State or other jurisdiction of             (I.R.S. Employer
      incorporation or organization)            Identification No.)

      14800 CONFERENCE CENTER DRIVE
          SUITE 400, WESTFIELDS
           CHANTILLY, VIRGINIA                         20151
     (Address of principal executive                (Zip Code)
                offices)



       Registrant's telephone number, including area code: (703) 802-9200




================================================================================

                      GENICOM CORPORATION AND SUBSIDIARIES
                                FORM 8-K/A INDEX



 Item 7.            Financial Statements and Exhibits

           (a)      Financial statements of operation acquired:

                    Reports of Independent Accountants.                                             2-3
                    Consolidated Balance Sheets as of December 31, 1995, December 31, 1996, and     4-17
                    September 30, 1997 (unaudited); Consolidated Statements of Operations,
                    Stockholders' Deficit and Cash Flows for the Years ended December 31,  1994,
                    1995, and 1996 and for the Nine Months ended September 30, 1996 (unaudited)
                    and 1997 (unaudited).

           (b)      Pro forma financial information:                                                18-23

                    Transaction Description

                    Pro Forma Consolidated Balance Sheet as of September 28, 1997 (unaudited)

                    Notes to Pro Forma Consolidated Balance Sheet (unaudited)

                    Pro Forma Consolidated Statements of Operations for the Year Ended December
                    29, 1996 (unaudited) and for the Nine Months Ended  September 28, 1997
                    (unaudited)

                    Notes to Pro Forma Consolidated Statements of Operations (unaudited)


 Signatures                                                                                         24

Item 7 (a) - Financial Statements of Operation Acquired:

Consolidated Balance Sheets as of December 31, 1995, December 31, 1996, and September 30, 1997 (unaudited); Consolidated Statements of Operations. Stockholders' Deficit, and Cash Flows for the years ended December 31, 1994, 1995, and 1996 and for the nine months ended September 30, 1996 (unaudited) and 1997 (unaudited) and Reports of Independent Accountants.

                       Report of Independent Accountants


To the Board of Directors and Stockholders of GENICOM Corporation:

We have audited the accompanying consolidated balance sheets of Novadyne Computer Systems, Inc., and Subsidiary (the Company) as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's and GENICOM's management. Our responsibility is to express an opinion on those financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Novadyne Computer Systems, Inc., and Subsidiary as of December 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. As discussed in Note 5 to the financial statements, the Company also was in default of certain financial
covenants in connection with its credit agreement.   As more fully disclosed in
Note 13 to the financial statements, the Company and the lender entered into a forbearance agreement whereby the Company engaged an investment banker to sell the business. On November 14, 1997, the Company sold certain of its assets, net of certain liabilities, for approximately $12 million to GENICOM Corporation. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



McLean, VA                                         Coopers & Lybrand, L.L.P.
March 6, 1998

The Board of Directors and Stockholders
Novadyne Computer Systems, Inc.



We have audited the accompanying consolidated statements of operations, stockholders' deficit and cash flows of Novadyne Computer Systems, Inc. and Subsidiary (the Company) for the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of the operations and the cash flows of Novadyne Computer Systems, Inc. and Subsidiary for the year ended December 31, 1994, in conformity with generally accepted accounting principles.


Deloitte & Touche, LLP

Costa Mesa, CA
March 3, 1995

                NOVADYNE COMPUTER SYSTEMS, INC., AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                    (In Thousands, except per share amounts)


                                                                      SEPTEMBER 30,      DECEMBER 31,       DECEMBER 31,
                                                                          1997               1996               1995
                                                                 ----------------------------------------------------------
                                                                      (Unaudited)
ASSETS

CURRENT ASSETS
      Cash and cash equivalents                                    $            927   $            435   $          1,124
      Accounts receivable, net of allowance for doubtful
        accounts of $1,667, $1,553 and $1,372                                 4,248              5,043              5,342
      Inventories                                                                54                 54                 88
      Prepaid expenses and other current assets                                 133                394                326
                                                                     ---------------    ---------------    ---------------
           Total current assets                                               5,362              5,926              6,880

Restricted cash                                                               1,530              1,530              1,530
Field service spares, net                                                     3,453              3,556              4,658
Property and equipment, net                                                   1,131              1,039              1,488
Intangible and other assets, net                                                209                170              1,311
                                                                     ---------------    ---------------    ---------------
           Total assets                                            $         11,685   $         12,221   $         15,867
                                                                     ===============    ===============    ===============


LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
      Current maturities of long term debt                         $         29,509   $         25,873   $          5,449
      Accounts payable                                                        3,475              4,524              7,327
      Accrued expenses                                                          599                653              3,379
      Accrued employee compensation                                           1,937              1,617              2,795
      Deferred revenue                                                        2,934              2,685              2,739
      Other current liabilities                                                 504                731                182
                                                                     ---------------    ---------------    ---------------
           Total current liabilities                                         38,958             36,083             21,871

Long term debt, net of current maturities                                         -                  -             13,787
                                                                     ---------------    ---------------    ---------------
           Total liabilities                                                 38,958             36,083             35,658
                                                                     ---------------    ---------------    ---------------

COMMITMENTS AND CONTINGENCIES

Redeemable Series A preferred stock, $.001 par value -
      1,000 shares issued and authorized                                     13,000             13,000             13,000
                                                                     ---------------    ---------------    ---------------

STOCKHOLDERS' DEFICIT
      Redeemable Series B preferred stock, $.001 par value -
           1,000 shares authorized, issued and outstanding
      Common stock, $.001 par value -
           2,000,000 shares authorized, 1,000  shares
           issued and outstanding
      Additional paid-in capital                                             15,581             15,557             15,949
      Accumulated deficit                                                   (55,854)           (52,419)           (48,740)
                                                                     ---------------    ---------------    ---------------
           Total stockholders' deficit                                      (40,273)           (36,862)           (32,791)
                                                                     ---------------    ---------------    ---------------
           Total liabilties and stockholders' deficit              $         11,685   $         12,221   $         15,867
                                                                     ===============    ===============    ===============


The accompanying notes are an integral part of these financial statements

                NOVADYNE COMPUTER SYSTEMS, INC., AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (In Thousands)

                                                          NINE MONTHS
                                                       ENDED SEPTEMBER 30                       YEAR ENDED DECEMBER 31
                                                     1997             1996               1996            1995            1994
                                             -------------------------------------------------------------------    ------------
                                                          (Unaudited)
NET REVENUES                                   $        26,056  $        29,046   $      38,274   $      56,571   $      67,101
                                                 --------------   --------------    ------------    ------------    ------------

COSTS AND EXPENSES
Direct operating expenses                               21,023           20,093          28,143          46,170          54,000
Selling, general and administrative                      6,124            7,749          10,476          13,412          15,655
Amortization of intangible assets                                           394             525             860             610
Loss on write down of assets                                                                              1,069             896
Gain on early termination of contract                                                                    (2,284)
Gain on contract settlement                                                                              (1,186)
                                                 --------------   --------------    ------------    ------------    ------------
     Total costs and expenses                           27,147           28,236          39,144          58,041          71,161
                                                 --------------   --------------    ------------    ------------    ------------

(LOSS) INCOME FROM OPERATIONS                           (1,091)             810            (870)         (1,470)         (4,060)
                                                 --------------   --------------    ------------    ------------    ------------

OTHER EXPENSES (INCOME):
Interest expense                                         1,909            1,565           2,881           1,798           2,637
Other expense (income)                                     340              361             (27)            189             144
                                                 --------------   --------------    ------------    ------------    ------------
     Total other expenses                                2,249            1,926           2,854           1,987           2,781
                                                 --------------   --------------    ------------    ------------    ------------

LOSS FROM CONTINUING OPERATIONS                         (3,340)          (1,116)         (3,724)         (3,457)         (6,841)
                                                 --------------   --------------    ------------    ------------    ------------

DISCONTINUED OPERATIONS (NOTE 2)
Loss from discontinued operations                                                                                          (676)
Loss on disposal of discontinued operations                                                                              (3,738)
                                                                                                                    ------------
      Loss from discontinued operations                                                                                  (4,414)


                                                 --------------   --------------    ------------    ------------    ------------
NET LOSS                                       $        (3,340) $        (1,116)  $      (3,724)  $      (3,457)  $     (11,255)
                                                 ==============   ==============    ============    ============    ============

The accompanying notes are an integral part of these financial statements

                NOVADYNE COMPUTER SYSTEMS, INC., AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                                                          NINE MONTHS
                                                                       ENDED SEPTEMBER 30             YEAR ENDED DECEMBER 31
                                                                     1997             1996         1996         1995       1994
                                                              -------------------------------   ----------------------------------
                                                                          (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                         $     (3,340)   $   (1,116)  $   (3,724) $    (3,457)  $  (11,255)
Adjustments to reconcile net loss to net cash
  (used in) provided by operating activities:
      Depreciation and amortization                                       391           432          560        1,320        2,467
      Amortization of field service spares                              1,052         1,354        1,827        4,078        5,771
      Amortization of deferred financing costs                                          394          525          860          610
      Loss on write-down of assets                                                                   751        1,069          896
      Loss on disposal of discontinued operations                                                                            4,088
      Changes in assets and liabilities:
       Accounts receivable                                                795            18          299        5,684       (2,023)
       Inventories                                                                       87           34          (88)         167
       Prepaid expenses and other current assets                          261           (17)         (68)         168           22
       Other assets                                                       (52)          (59)        (135)         438           73
       Accounts payable                                                (1,049)       (2,981)      (2,803)      (1,437)         856
       Accrued expenses                                                   (54)       (3,130)      (2,726)       1,334          128
       Accrued employee compensation                                      320           328       (1,178)         220         (283)
       Deferred revenue                                                   249          (259)         (54)      (2,806)       1,711
       Other current liabilities                                         (227)           82          549         (107)          78
                                                                  ------------    ----------   ----------  -----------   ----------
         Net cash (used in) provided by operating activities           (1,654)       (4,867)      (6,143)       7,276        3,306
                                                                  ------------    ----------   ----------  -----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of field service spares                                         (949)       (1,124)        (725)      (1,551)      (2,350)
Purchase of property and equipment                                       (470)         (246)        (291)         (37)        (580)
Acquisition of service contracts                                                                                            (1,365)
Sale of property and equipment                                                                       180
Proceeds from sale of field service spares                                                                      1,484
                                                                  ------------    ----------   ----------  -----------   ----------
         Net cash used in investing activities                         (1,419)       (1,370)        (836)        (104)      (4,295)
                                                                  ------------    ----------   ----------  -----------   ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings on revolving line of credit                              3,636         5,587        6,637        2,149        2,091
Borrowings on long term debt                                                                                                 1,300
Repayment of capital lease obligation                                                                                         (306)
Principal payments on long term debt                                                                                        (1,848)
Restricted cash                                                                                                (1,530)
Increase in deferred financing costs                                                                                          (377)
Contribution from (distribution to) shareholder                            24          (236)        (392)      (7,084)
                                                                  ------------    ----------   ----------  -----------   ----------
         Net cash provided by (used in) financing activities            3,660         5,351        6,245       (6,465)         860
                                                                  ------------    ----------   ----------  -----------   ----------

Foreign currency translation adjustment                                   (95)           (3)          45           83

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                                        492          (889)        (689)         790         (129)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                            435         1,124        1,124          334          463
                                                                  ------------    ----------   ----------  -----------   ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD                         $        927    $      235   $      435  $     1,124   $      334
                                                                  ============    ==========   ==========  ===========   ==========
SUPPLEMENTAL CASH FLOW DISCLOSURE
      Cash paid for interest                                     $      1,909    $    1,566   $    2,319  $     1,812   $    2,081
                                                                  ============    ==========   ==========  ===========   ==========

The accompanying notes are an integral part of these financial statements

                NOVADYNE COMPUTER SYSTEMS, INC., AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                      (In Thousands, except share amounts)


                                                                          Series B
                                                                      Preferred Stock               Common Stock
                                                                --------------------------   --------------------------
                                                                    Shares       Amount        Shares         Amount
BALANCE, January 1, 1994                                              1,000   $        -          1,000    $         -

   Net loss
                                                                ------------   ----------    -----------    -----------
BALANCE, December 31, 1994                                            1,000   $        -          1,000    $         -

   Foreign currency translation adjustment
   Distributions to majority shareholder, net
   Net loss
                                                                ------------   ----------    -----------    -----------
BALANCE, December 31, 1995                                            1,000            -          1,000              -

   Foreign currency translation adjustment
   Distributions to majority shareholder, net
   Net loss
                                                                ------------   ----------    -----------    -----------
BALANCE, December 31, 1996                                            1,000            -          1,000              -

   Foreign currency translation adjustment (unaudited)
   Contributions from majority shareholder, net (unaudited)
   Net loss (unaudited)
                                                                ------------   ----------    -----------    -----------
BALANCE, September 30, 1997 (unaudited)                               1,000   $        -          1,000    $         -
                                                                ============   ==========    ===========    ===========
                                                                    Additional
                                                                     Paid in      Accumulated
                                                                     Capital        Deficit          Total
                                                                  ------------    ------------    ------------
BALANCE, January 1, 1994                                         $     23,033    $    (34,111)   $    (11,078)

   Net loss                                                                           (11,255)        (11,255)
                                                                  ------------     -----------     -----------
BALANCE, December 31, 1994                                       $     23,033    $    (45,366)   $    (22,333)

   Foreign currency translation adjustment                                                 83              83
   Distributions to majority shareholder, net                          (7,084)                         (7,084)
   Net loss                                                                            (3,457)         (3,457)
                                                                  ------------     -----------     -----------
BALANCE, December 31, 1995                                             15,949         (48,740)        (32,791)

   Foreign currency translation adjustment                                                 45              45
   Distributions to majority shareholder, net                            (392)                           (392)
   Net loss                                                                            (3,724)         (3,724)
                                                                  ------------     -----------     -----------
BALANCE, December 31, 1996                                             15,557         (52,419)        (36,862)

   Foreign currency translation adjustment (unaudited)                                    (95)            (95)
   Contributions from majority shareholder, net (unaudited)                24                              24
   Net loss (unaudited)                                                                (3,340)         (3,340)
                                                                  ------------     -----------     -----------
BALANCE, September 30, 1997 (unaudited)                          $     15,581    $    (55,854)   $    (40,273)
                                                                  ============     ===========     ===========

The accompanying notes are an integral part of these financial statements

                NOVADYNE COMPUTER SYSTEMS, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Company Description

Novadyne Computer Systems, Inc. (the Company or Novadyne) services computer hardware and software, provides installation, monitoring and support of wide area networks, and provides staff augmentation support through monthly and annual maintenance contracts. The Company has approximately 50 field services offices and an additional 58 offices through its authorized service provider program in the United States and Canada.

The Company is a majority owned subsidiary of Novadyne Acquisition Company, Inc. (Acquisition). Acquisition's only asset is the investment in the Company.

Principles of Consolidation

The consolidated financial statements include the accounts of Novadyne Computer Systems, Inc. and its wholly-owned Canadian subsidiary, Omnibit Computer Systems, Inc. All significant intercompany transactions and balances have been eliminated.

Unaudited Interim Financial Statements

The unaudited balance sheet as of September 30, 1997 and the unaudited statements of operations and stockholders' deficit and cash flows for the nine-month periods ended September 30, 1997 and 1996 have been prepared in accordance with generally accepted accounting principles and Article X of SEC Regulation S-X for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles. In the opinion of management, all adjustments (consisting of only normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of results that may be expected for the year ended December 31, 1997.

Cash Equivalents

Cash equivalents are deemed to be highly liquid instruments purchased with an original maturity of three months or less.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with high credit quality institutions. At times cash and cash equivalents may be in excess of FDIC insurance limits. The Company has not experienced any losses on its cash and cash equivalents. The Company extends credit to various customers. The Company performs ongoing credit evaluations of its customers and establishes an allowance for doubtful accounts for specific customers that it determines to have significant credit risk. Generally, the Company does not require collateral from its customers and has, historically, experienced credit related losses within management's expectations.

                NOVADYNE COMPUTER SYSTEMS, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Property and Equipment

Property and equipment are stated at cost and depreciated using the straight line method over the estimated useful lives of the related assets, typically five years. Leasehold improvements are amortized over the lesser of the life of the related lease or the useful life of the improvements.

Field Service Spares

Field service spares consist of replacement and repair parts required to service customer maintenance contracts. Field service spares are stated at lower of cost (average cost) or market and amortized on a straight line basis over five years.

Long-lived Assets

Management of the Company periodically monitors the carrying value of long-lived assets for impairment. The impairment amount would be determined by comparing the carrying value of these assets with their related expected future net cash flows. Should the sum of the expected undiscounted future net cash flows be less than the carrying value, an impairment loss would be measured by the amount by which the carrying value of these assets exceeds the future discounted cash flows.

Deferred Financing Costs

Deferred financing costs represent primarily fees and legal costs associated with the Company's debt restructuring in 1993 and are included in intangible and other assets in the accompanying consolidated balance sheets. In 1995 and 1996, these costs were amortized using the effective interest method over the life of the related debt, principally five years. For the year ended December 31, 1996, the Company recorded a $751,000 adjustment to the carrying value of deferred financing costs as interest expense.

Revenue Recognition

Revenue is generally recognized as services are rendered, pursuant to service contracts, or when services are performed.

Federal and State Income Taxes

Deferred tax assets and liabilities represent the tax effects of temporary differences in the bases of certain assets and liabilities for tax and financial statement purposes, calculated at currently effective tax rates, of future deductible or taxable amounts attributable to events that have been recognized on a cumulative basis in the financial statements. Valuation allowances are estimated when necessary to reduce deferred tax assets to the amount reasonably expected to be realized.

                NOVADYNE COMPUTER SYSTEMS, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

NOTE 2 - DISCONTINUED OPERATIONS

In 1994, the Company exited its Independent Sales Organization (ISO) and Catalog Sales business through a sale of certain assets to Apex, Inc., a company related to Cerplex, Inc. (Cerplex) (Note 10), for $400,000 before costs of $50,000. ISO's principal operation was the sale of Legacy systems to value added resellers. Sales of these Legacy systems were essential to the recoverability of related field service spares. Because of the discontinuation of ISO, the Company wrote off these Legacy field service spares by $1,945,000. The Company also wrote off ISO inventories of $1,328,000 and property and equipment by $815,000, before giving effect to the proceeds from the sale.

Summary operating results of discontinued operations are as follows (in thousands):

                                                                           1994
Revenues                                                              $       5,821
Cost of sales                                                                (5,294)
Operating expenses                                                           (1,203)
                                                                      -------------
Loss from discontinued operations                                     $        (676)
                                                                      =============
Write-off of field service spares                                     $      (1,945)
Write-off of inventories                                                     (1,328)
Write-off of property and equipment                                            (815)
                                                                      -------------
                                                                             (4,088)
Net proceeds from sale                                                          350
                                                                      -------------
Loss on disposal of discontinued operations, net of proceeds          $     (3,738)
                                                                      =============

                NOVADYNE COMPUTER SYSTEMS, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following (in thousands):

                                                            12/31/96         12/31/95
                                                           -----------     ------------
Machinery and equipment                                   $    10,349     $     10,599
Office furniture and fixtures                                   1,755            1,494
Purchased software                                                864              866
Leasehold improvements                                            524              519
                                                           -----------     ------------
                                                               13,492           13,478
Less: Accumulated depreciation and amortization               (12,453)         (11,990)
                                                           -----------     ------------
                                                          $     1,039     $      1,488
                                                           ===========     ============

NOTE 4 - INTANGIBLE AND OTHER LONG-TERM ASSETS

Intangible and other long-term assets consist of the following (in thousands):


                                                              12/31/96      12/31/95
                                                            -----------    -----------
Deferred financing costs                                   $       -      $     1,698
Less: Accumulated amortization                                     -             (657)
                                                            -----------    -----------
                                                                   -            1,041
Refundable security deposits                                        94            115
Other                                                               76            155
                                                            -----------    -----------
   Total intangible and other long-term assets             $       170    $     1,311
                                                            ===========    ===========


During 1994, Novadyne entered into an agreement with Motorola whereby Novadyne acquired the service contracts of Motorola Field Service operations. Novadyne amortized the service contracts over their useful lives, which approximated five years. During 1995, the contract was terminated and the unamortized portion of the contract was written off.

                NOVADYNE COMPUTER SYSTEMS, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5 - INDEBTEDNESS

Long-term debt consists of the following (in thousands):



                                              12/31/96       12/31/95
                                              ---------      ---------
Revolving line of credit                     $   9,988      $   5,233
Term loan A                                      7,500          7,500
Term loan B                                      6,214          6,214
Other notes payable                              2,171            289
                                              ---------      ---------
  Total debt                                    25,873         19,236
Less: Current maturities                       (25,873)        (5,449)
                                              ---------      ---------
  Long-term debt                             $     -        $  13,787
                                              =========      =========


In 1993, the Company entered into two term loans: Term Loan A for $7,500,000 and Term Loan B for $6,500,000. The Company is required under Term Loan A to make quarterly principal payments beginning June 30, 1996, with the final payment due December 31, 1997. Term Loan B requires the Company to make quarterly principal payments beginning December 31, 1997, with the final payment due November 30, 1998. The Company also has a revolving line of credit of up to $6 million at December 31, 1995 and $7 million at December 31, 1996. Pursuant to a forbearance agreement, the revolving line of credit was increased to accommodate the amount outstanding. Interest under this credit agreement is at the bank's prime rate plus 2% and is due monthly. The loans are collateralized by substantially all assets of the Company. The credit agreements also require that 80% of the excess cash flows as defined be used to prepay the principal balances of the debt.

Substantially all of the Company's debt agreements contain various restrictive covenants, the more significant of which limits or restricts capital expenditures, future funded indebtness, future encumbrances on assets, and the payment of dividends. The Company is also required to maintain a minimum level of EBITDA. As of December 31, 1996, the Company was not in compliance with the EBITDA covenants. These covenants have been waived pursuant to the forbearance agreement (see Note 13).

NOTE 6 - INCOME TAXES

Components of deferred tax assets are:

(In thousands)                                 12/31/96       12/31/95
                                              -----------   ------------
Net operating loss carryforwards             $    22,617   $     18,563
Property and equipment                              (315)          (515)
Allowance for doubtful accounts                    1,553          1,372
Accrued vacation                                     395            520
Group health insurance                               490          1,425
Other accured liabilities                            592          1,419
Other                                                106            440
                                              -----------   ------------
                                                  25,438         23,224
Less: Valuation allowance                        (25,438)       (23,224)
                                              -----------   ------------
Net deferred taxes                           $       -     $        -
                                              ===========   ============

                NOVADYNE COMPUTER SYSTEMS, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



The Company's effective income tax rate for the years ended December 31, 1994, 1995 and 1996 was 0%. The difference between the enacted Federal income tax rate and the Company's effective tax rate was the effect of the net operating loss carryforward and the valuation allowance.

NOTE 7 - CAPITAL

Series A  Preferred Stock

The Company's senior creditor exchanged $13 million of indebtness in exchange for 1,000 shares of the Company's redeemable Series A preferred stock. The Series A preferred stock can be redeemed for $13 million. If the Series A preferred stock is not redeemed by December 2003, the balance becomes due and payable. This preferred stock has a liquidation preference equal to the outstanding indebtedness of the Company and Acquisition due to the senior lender.

Series B Preferred Stock

Pursuant to the Company's Certificate of Incorporation, this stock carries an effective 10% equity interest and does not have a liquidation preference.

Common Stock

All of the issued and outstanding Common Stock is held by Acquisition and was issued in conjunction with an investment made during 1993. Pursuant to the Company's Certificate of Incorporation, this stock carries an 85.1% effective equity interest.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Leases

The Company has operating and capital lease agreements, principally for field service office facilities located throughout the United States, its corporate offices and computer equipment. Future minimum lease commitments for non-cancelable operating leases are $1.8 million in 1997, $1.5 million in 1998, $0.6 million in 1999, $0.2 million in 2000 and $0.1 million in 2001.

The total rent expense was $1.8 million, $1.4 million and $2.9 million for the years ended December 31, 1996, 1995 and 1994, respectively.

Litigation

The Company is involved in litigation, both as a plaintiff and defendant, in matters arising out of the Company's normal business activities. Management does not expect the outcomes of these lawsuits to have a material adverse effect on the consolidated financial statements of the Company.

NOTE 9 - EMPLOYEE BENEFITS

Effective July 1, 1990, the Company adopted an employee savings plan qualifying under Section 401(k) of the Internal Revenue Code (the Plan). Pursuant to the Plan agreement,

                NOVADYNE COMPUTER SYSTEMS, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


employees who complete 1,000 hours of service per year and are not part-time employees scheduled to work less than 20 hours weekly are eligible to participate. Subject to certain limitations, the Company will contribute 10% of each employee's contribution to the plan. The Board of Directors, at its discretion, may change the amount of the Company's contribution. Company contributions were $53,366, $63,000 and $66,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

NOTE 10 - RELATED PARTY TRANSACTIONS

During 1993, the Company and its affiliates entered into agreements with Cerplex for the out-sourcing of the Company's repair depots in Santa Ana, Dallas and Philadelphia areas. Cerplex was a holder of warrants to purchase Series A preferred stock of Novadyne Holding Company, Inc., the sole shareholder of Acquisition, Holding's only investment. Under the terms of the agreements, Cerplex also assumed responsibility for the repair of electronic components and the operations and management of the repair facilities.

The agreements also require Cerplex to sublease two of the facilities. Cerplex assumed responsibility for Novadyne's inventory and equipment at these facilities. Amounts charged by Cerplex for these services are based on a price formula, a monthly maintenance fee of $83,333 and a cost-sharing agreement which provides for sharing cost reductions. Total amounts paid to Cerplex were $0.2 million, $2.5 million and $5.5 million for the years ended December 31, 1996, 1995 and 1994, respectively.

Subsequent to December 31, 1996, the Company and Cerplex terminated this agreement (see Note 13).

NOTE 11 - SETTLEMENT OF TANDEM DISPUTE

In December 1995 the Company settled an outstanding dispute with Tandem Corporation ("Tandem"). As part of the settlement, Novadyne assigned to Tandem all of its existing contracts for servicing Tandem equipment in exchange for which Novadyne received approximately $4.1 million. In conjunction with this settlement, Novadyne also transferred to Tandem various inventory parts and wrote-off approximately $633,000 of other parts that were no longer recoverable under Novadyne's existing contracts. As a result of this transaction a net gain of approximately $1.2 million was recorded in the accompanying 1995 financial statements. The proceeds from this sale were applied against indebtedness (revolving line of credit and term loans). As of December 31, 1995, $1.5 million of these proceeds were held by the Company's senior lender as restricted cash pending application against indebtedness.

NOTE 12 - EARLY TERMINATION OF MCI CONTRACT

In May 1995, MCI Corporation (MCI), the Company's largest customer, terminated its contract. In exchange for the early termination of the contract, Novadyne received approximately $3 million from MCI. In conjunction with the termination of the contract, Novadyne transferred approximately 60 of its employees along with various inventory parts to MCI. As result of this transaction a net gain of approximately $2.3 million was recorded in the accompanying 1995 financial statements. The proceeds from this sale were applied against term loan indebtedness.

                NOVADYNE COMPUTER SYSTEMS, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13 - SUBSEQUENT EVENTS

On March 10, 1997, the Company entered into a Settlement and Release agreement with The Cerplex Group, Inc. whereby disputed amounts owing between the two companies were resolved, and Cerplex's warrant to acquire stock in the Company was cancelled in exchange for 92,000 shares of common stock of Holding. The disputed amounts owing were settled with the Company issuing a note to pay Cerplex $1.8 million plus interest and transferring ownership of certain repair center fixtures with a value of approximately $50,000 to Cerplex. The note issued to Cerplex is a five year note bearing interest at 8% with earned interest only to be paid monthly during the first three years of the note with the remaining balance to be amortized over the last two years. This note is collateralized by certain field spares and inventory of the Company. In conjunction with the merger of Holding into Acquisition as described below. Cerplex's 92,000 common shares of Holding were converted to 66,773 common shares of Acquisition.

On April 29, 1997, Holding was merged into Acquisition. Prior to the merger, Holding was the sole holder of Acquisition's common stock. This stock was the only asset of Holding prior to the merger. No liabilities were assumed in connection with this merger. Pursuant to this merger, the common shares of Acquisition were redistributed pro rata to the respective equity interests in Holding prior to the merger. These equity interests are primarily held by the management of Acquisition and the Cerplex Group.

On May 21, 1997, the Company retained Trenwith Securities, Inc. of Newport Beach, California for a one year term as its investment banker to facilitate the sale of the business. In exchange for its services, Trenwith will receive a success fee that is variable with the value of the sale transaction.

On May 22, 1997, the Company entered into a forbearance agreement with its senior lender whereby the lender will temporarily forbear from exercising its rights with respect to payment and other existing defaults provided the Company retain and work with an investment banker to sell the business. Pursuant to this agreement, the authorized revolving line of credit was increased to $9.3 million plus certain accrued interest amounts. On July 23, 1997, the forbearance agreement was amended. Pursuant to this amendment, the authorized revolving line of credit was increased to $9.7 million plus certain accrued interest amounts and the expiration date was extended to March 31, 1999. Given the intent of this forbearance agreement, the Company classified all debt of the senior lender as current as of December 31, 1996.

On November 14, 1997, the Company sold certain of its assets, net of certain liabilities for approximately $12 million to Genicom Corporation. The proceeds of the sale were used to repay the Company's senior lender and other vendors.

Item 7 (b) - Pro Forma Financial Information:

On November 14, 1997, the Registrant purchased certain assets of Novadyne Computer Systems, Inc. for approximately $12 million including the assumption of certain liabilities. The transaction was financed through the Registrant's credit facility with NationsBank of Texas, as agent for a group of lenders. The Registrant expects to pay any additional purchase price from cash provided by operations.

The assets acquired include primarily accounts receivable, field service spares, equipment and inventory. The acquisition is being accounted for as a purchase and the allocation of the purchase price and related acquisition costs is subject to adjustment based upon refinements in the application of purchase method accounting and the final determination of the purchase price.

The pro forma financial statements have been prepared by the Registrant's management based upon the financial statements of Novadyne Computer Systems, Inc. included in this Form 8-K/A. These pro forma financial statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the audited financial statements and footnotes included in the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996 and the Novadyne Computer Systems audited Consolidated Balance Sheets as of December 31, 1995 and 1996, and Consolidated Statements of Operations, Stockholders' Deficit and Cash Flows for the years ended December 31, 1994, 1995 and 1996, and footnotes contained in this Form 8-K/A.

The pro forma consolidated balance sheet (unaudited) as of September 28, 1997 presents the financial position of the Registrant as if the assets and liabilities of Novadyne Computer Systems had been acquired as of that date. The assets acquired did not differ materially between September 28, 1997 and November 14, 1997.

The pro forma consolidated statements of operations (unaudited) for the year ended December 29, 1996 and the nine months ended September 28, 1997 present the results of operations as if Novadyne Computer Systems had been acquired as of January 1, 1996 taking into consideration only those transactions known to be occurring, and having continuing impact to operations as a result of the acquisition.

The price for the assets purchased and liabilities assumed from Novadyne Computer Systems was allocated as follows (in thousands):

Accounts receivable, net            $     4,248
Equipment                                 4,584
Prepaid expense                              26
Accrued expenses                         (1,506)
Deferred income                          (2,934)
Goodwill                                  7,831
                                   -------------
                                    $    12,249
                                   =============

                      GENICOM CORPORATION AND SUBSIDIARIES
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 28, 1997
                                  (UNAUDITED)
                       (In thousands, except share data)

                                                                             NOVADYNE          PRO FORMA
                                                            GENICOM      COMPUTER SYSTEMS     ADJUSTMENTS          PRO FORMA
                                                        --------------   ----------------    -------------     ----------------
ASSETS
CURRENT ASSETS:
    Cash and cash equivalents                         $         1,414   $            927   $         (927) 1   $         1,414
    Accounts receivable, net                                   80,532              4,248                                84,780
    Inventories                                                62,755                 54              (54) 1            62,755
    Prepaid expenses and other assets                           8,861                133             (107) 2             8,887
                                                        --------------    ---------------    -------------       --------------
        TOTAL CURRENT ASSETS                                  153,562              5,362           (1,088)             157,836
Restricted cash                                                                    1,530           (1,530) 1                 0
Property, plant and equipment, net                             29,564              4,584                                34,148
Intangibles and other assets                                   35,142                209            7,622  3            42,973
                                                        --------------    ---------------    -------------       --------------
                                                      $       218,268   $         11,685   $        5,004      $       234,957
                                                        ==============    ===============    =============       ==============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
    Debt maturing within one year                     $         5,062   $         29,509   $      (29,509) 4   $         5,062
    Accounts payable and accrued expenses                      75,087              6,515           (5,009) 5            76,593
    Deferred income                                            12,360              2,934                                15,294
                                                        --------------    ---------------    -------------       --------------
        TOTAL CURRENT LIABILITIES                              92,509             38,958          (34,518)              96,949
Long-term debt, less current portion                           70,400                              12,249  6            82,649
Other non-current liabilities                                  10,373                                                   10,373
                                                        --------------    ---------------    -------------       --------------
        TOTAL LIABILITIES                                     173,282             38,958          (22,269)             189,971

PREFERRED STOCK                                                                   13,000          (13,000) 7
                                                        --------------    ---------------    -------------       --------------

STOCKHOLDERS' EQUITY (DEFICIT):
    Common stock                                                  111                                                      111
    Additional paid-in capital                                 26,585             15,581          (15,581) 7            26,585
    Retained earnings (accumulated deficit)                    19,811            (55,854)          55,854  7            19,811
    Foreign currency translation adjustment                    (1,521)                                                  (1,521)
                                                        --------------    ---------------    -------------       --------------
        TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                   44,986            (40,273)          40,273               44,986
                                                        --------------    ---------------    -------------       --------------
                                                      $       218,268   $         11,685   $       18,004      $       234,957
                                                        ==============    ===============    =============       ==============


See notes to pro forma consolidated financial statements.

                      GENICOM CORPORATION AND SUBSIDIARIES
                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEETS

                                  (UNAUDITED)


1.  To adjust for assets not acquired by the Registrant.
    the Registrant.
2. To adjust for prepaid expenses purchased on November 14, 1997 by the Registrant.
3. Adjustment to reflect goodwill recognized upon the acquisition of certain assets and liabilities of Novadyne Computer Systems.
4. To adjust for liabilities not assumed by the Registrant as part of the Novadyne Computer Systems asset acquisition.
5. To adjust for accrued expenses assumed on November 14, 1997 by the Registrant.
6. This pro forma adjustment reflects the assumed borrowings under the Registrant's credit facilities.
7. Elimination of the redeemable preferred stock and stockholders' deficit of Novadyne Computer Systems, Inc.

                      GENICOM CORPORATION AND SUBSIDIARIES
                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                      For the Year Ended December 29, 1996
                                  (unaudited)
                     (In thousands, except per share data)

                                                                       NOVADYNE          PRO FORMA
                                                      GENICOM      COMPUTER SYSTEMS     ADJUSTMENTS           PRO FORMA
                                                  --------------  -----------------    -------------        -------------
REVENUES, NET:                                  $        303,258   $       38,274    $                    $       341,532

OPERATING COSTS AND EXPENSES:
    Cost of revenues                                     232,289           28,143            (2,386) 1            258,046
    Operating expenses                                    67,643           11,001            (4,388) 2             74,256
                                                  ---------------    -------------     -------------        --------------
                                                         299,932           39,144            (6,774)              332,302
                                                  ---------------    -------------     -------------        --------------

OPERATING INCOME                                           3,326             (870)            6,774                 9,230
Interest expense, net                                      4,903            2,881            (1,840) 3              5,944
Other income                                                                  (27)               27  4                  0
                                                  ---------------    -------------     -------------        --------------

(LOSS) INCOME BEFORE INCOME TAXES                         (1,577)          (3,724)            8,587                 3,286
Income tax (benefit)expense                               (3,658)                             3,435  5               (223)
                                                  ---------------    -------------     -------------        --------------

NET INCOME (LOSS) BEFORE EXTRAORDINARY ITEM                2,081           (3,724)            5,152                 3,509

EXTRAORDINARY ITEM                                          (422)                                                    (422)
                                                  ---------------    -------------     -------------        --------------
NET INCOME                                      $          1,659   $       (3,724)   $        5,152       $         3,087
                                                  ===============    =============     =============        ==============

EARNINGS PER COMMON SHARE
   Income before extraordinary item             $           0.19                                     6    $          0.32
   Extraordinary item                                      (0.04)                                                   (0.04)
                                                  ---------------                                           --------------
   Net income                                   $           0.15                                          $          0.28
                                                  ===============                                           ==============

EARNINGS PER COMMON SHARE
   Income before extraordinary item             $           0.17                                          $          0.29
   Extraordinary item                                      (0.03)                                                   (0.03)
                                                  ---------------                                           --------------
   Net income                                   $           0.14                                          $          0.25
                                                  ===============                                           ==============

WEIGHTED AVERAGE NUMBER OF COMMON SHARES AND
    COMMON SHARE EQUIVALENTS OUTSTANDING

Basic                                                     10,933                                                   10,933
                                                  ===============                                           ==============
Diluted                                                   12,168                                                   12,168
                                                  ===============                                           ==============


See notes to pro forma consolidated financial statements.

                      GENICOM CORPORATION AND SUBSIDIARIES
                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 28, 1997
                                  (UNAUDITED)
                     (In thousands, except per share data)

                                                                          NOVADYNE             PRO FORMA
                                                   GENICOM            COMPUTER SYSTEMS        ADJUSTMENTS            PRO FORMA
                                              ------------------     -------------------    ---------------       ---------------
REVENUES, NET:                             $            297,681    $             26,056   $                     $        323,737

OPERATING COSTS AND EXPENSES:
    Cost of revenues                                    226,083                  21,023             (1,789) 1            245,317
    Operating expenses                                   57,313                   6,124             (3,291) 2             60,146
                                              ------------------     -------------------    ---------------       ---------------
                                                        283,396                  27,147             (5,080)              305,463
                                              ------------------     -------------------    ---------------       ---------------

OPERATING INCOME                                         14,285                  (1,091)             5,080                18,274
Interest expense, net                                     4,900                   1,909             (1,129) 3              5,680
Other income                                                                        340               (340) 4                  0
                                              ------------------     -------------------    ---------------       ---------------

INCOME BEFORE INCOME TAXES                                9,385                  (3,340)             6,549                12,594
Income tax expense                                        1,739                                      2,620  5              4,359
                                              ------------------     -------------------    ---------------       ---------------


NET INCOME                                  $             7,646                  (3,340)             3,929      $          8,235
                                              ------------------     -------------------    ---------------       ---------------

EARNINGS PER COMMON SHARE AND COMMON
 SHARE EQUIVALENT - BASIC                    $              0.69                                              6   $          0.75
                                              ------------------                                                  ---------------
                  - DILUTED                  $              0.61                                              6   $          0.66
                                              ------------------                                                  ---------------
WEIGHTED AVERAGE NUMBER OF COMMON
    SHARES AND COMMON SHARE
    EQUIVALENTS OUTSTANDING

Basic                                                    11,023                                                           11,023
                                              ------------------                                                  ---------------
Diluted                                                  12,472                                                           12,472
                                              ------------------                                                  ---------------


See notes to pro forma consolidated financial statements.

                      GENICOM CORPORATION AND SUBSIDIARIES
            NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

1. Eliminates salaries and benefits of approximately 60 people (approximately $2.2 million and $1.7 million for 1996 and 1997, respectively), field support costs (approximately $0.7 million and $0.5 million, for 1996 and 1997 respectively), operations support (approximately $1.8 million and $1.4 million, for 1996 and 1997 respectively), and facilities costs for locations and personnel not acquired or retained. Increases depreciation expense of field spares as the Registrant's policy of depreciation for these items is three years and Novadyne Computer Systems depreciated these items five years. This adjustment increases depreciation expense approximately $1.3 million and $1.0 million, for 1996 and 1997 respectively. Includes $1.4 million and $1.1 million for 1996 and 1997, respectively, for amortization of goodwill associated with the acquisition.
2. Eliminates salaries and benefits of approximately 25 people not retained for general and administrative services and other operating expenses such as, but not limited to, data communications, taxes, insurance eliminated as a result of the acquisition.
3.       Incremental interest adjustment for the reduction in Novadyne
         Computer Systems debt and the increase in the Registrant's debt as a result of the acquisition.
4.       Eliminates Novadyne Computer Systems other income and expense.
5. To recognize a consolidated pro form income tax provision at a rate of 40%.
6. Recalculate basic and diluted earnings per share based on the pro forma net income.

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                               GENICOM Corporation
                                         ------------------------------
                                                    Registrant

 Date:  March 16, 1998


                                                  James C. Gale
                                         ------------------------------
                                                    Signature


                                          James C. Gale
                                          Senior Vice President, Finance and
                                          Chief Financial Officer


                                          (Mr. Gale is the Chief Financial
                                          Officer and has been duly
                                          authorized to sign on behalf of
                                          the Registrant)

                      GENICOM CORPORATION AND SUBSIDIARIES

                        INDEX TO EXHIBITS TO FORM 8-K/A

                               NOVEMBER 14, 1997



 EXHIBIT
 NUMBER           DESCRIPTION                                                            PAGE
-----------      ----------------------------------------------------------------      -----------------
 23               Consent of Independent Accountants                                     E-2-3





                                     E - 1